February 20, 2025

Dear River Financial Corporation Shareholder,

I’m pleased to announce that the Board of Directors has declared a dividend payment of $0.54 cents per share to shareholders of record as of February 14, 2025. This payment represents a 12.5 % increase from the company’s 2024 dividend of $0.50 per share. Depending on how your shareholder account is setup, you can expect either a direct deposit or a physical check to be mailed from our stock transfer agent, Computershare, Inc., on Friday, February 28, 2025.

You can review the bank’s most recent financial statements by visiting the SEC search website at: https://www.sec.gov/search-filings , and use “River Financial Corp” as the Company Name. If you are unable to access this information online, please reach out to Karen Thompson Smith at (334) 290-2704 or InvestorRelations@river.bank to a request a physical copy of the material.

We also invite you to the annual shareholders meeting scheduled for Tuesday, May 13, 2025 at 5:30 pm CST, located at The Legends Conference Center in Prattville, AL. The agenda will include:

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Review of Financial Performance – presentation of the bank’s financial results for the past fiscal year.
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Election of Directors – voting on holding company board members for the upcoming term.
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Future Business Strategy – discussion of key initiatives and strategic goals.
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Other Business Matters – any additional topics relevant to shareholders.

Your participation is essential, and we encourage you to attend in person or by proxy. We will send the proxy materials closer to the meeting date.

Thank you for your investment in River Financial Corporation!

Sincerely,

Jimmy Stubbs
Chief Executive Officer

JMS/kts